EXHIBIT 2
                               AGREEMENT OF SALE

                  Republic Park I, 9250 East Costilla Avenue,
                              Englewood, Colorado

THIS AGREEMENT OF SALE (this "Agreement"), entered into as of the 20th day of January 1994, by and between Costilla Avenue Limited Partnership, an Illinois limited partnership ("Seller"), and HMB Partners, Inc., a Colorado corporation ("Purchaser").

                                    RECITALS

A. Seller holds title to a commercial office building commonly known as Republic Park I Office Building, 9250 East Costilla Avenue, Englewood, Colorado ("Building").

B. Seller desires to sell, and Purchaser desires to acquire the Building and certain related property.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. Purchase and Sale. Purchaser agrees to purchase and Seller agrees to sell, convey, assign, transfer and deliver at the price of Three Million Two Hundred Fifty Thousand and No/100 Dollars ($3,250,000.00) (the "Purchase Price"), all of Seller's right, title and interest in and to the following described property, if any (all of which is collectively referred to as the "Property"):

(a) The real property located in the County of Arapahoe ("County"), State of Colorado, described on Exhibit A together with all reversions, remainders, easements, rights-of-way, appurtenances, hereditaments and water rights appertaining to or otherwise benefiting or used in connection with such real property, together with all of Seller's right, title and interest in and to any strips of land, streets, and alleys abutting or adjoining such real property ("Land");

(b) The existing building and other improvements, structures, open parking facilities and fixtures placed, constructed, installed or located on the Land, and all plants, trees, sculptures, and other appurtenances located upon, over or under the Land (collectively "Improvements"; the Land and Improvements are sometimes hereinafter collectively referred to as "Real Property");

(c) All equipment and other tangible personal property owned by Seller and located, placed or installed on or about the Real Property or used as part of or in connection with the Real Property, specifically limited to the items described on Exhibit B ("Personal Property");

(d) All right, title and interest of Seller, as landlord, under all leases, tenancies or other occupancy arrangements now or hereafter affecting any portion of the Real Property ("Leases");

(e)  All right,  title and  interest  of Seller  in  and to  those service  and
maintenance  contracts  described  on   Exhibit  C  attached  hereto  ("Service
Contracts");

(f) All right, title and interest of Seller in and to all unexpired warranties, guaranties and bonds, including, without limitation, contracts' and manufacturers' warranties or guaranties, relating to the Real Property or the Personal Property, to the extent that they are assignable ("Warranties");

(g) All right, title and interest of Seller in and to all governmental permits, licenses, certificates and authorizations, including, without limitation, certificates of occupancy, relating to the construction, use or operation of the Real Property or the Personal Property, to the extent that they are assignable ("Permits");

(h) All right, title and interest of Seller in and to all site plans, surveys, soil and substratus studies, architectural drawings, plans and specifications, engineering, electrical and mechanical plans and studies, floor plans, landscape plans, appraisals, feasibility studies, and other plans and studies of any kind if existing and in Seller's possession or control that relate to the Real Property or the Personal Property ("Plans"); and

(i) Any and all other rights, privileges, and appurtenances owned by Seller and in any way related to, or used in connection with the operation of the Real Property or Personal Property to the extent that they are assignable ("Intangible Property").

2. Purchase Price.  The Purchase Price shall be paid by Purchaser as follows:

(a) Upon the execution of this Agreement, the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit D; and

(b) On  the "Closing Date"  (hereinafter defined), the balance  of the Purchase
Price,  adjusted  in   accordance  with  the  prorations,  by  federally  wired
"immediately available" funds, on or before 1:00 p.m Chicago time.

3. Title Commitment and Survey.

(a) Attached hereto as Exhibit E is a copy of a title commitment for an owner's standard title insurance policy issued by Land Title Guarantee Company (hereinafter referred to as "Title Agent") as agent for old Republic National Title Insurance Corporation (hereinafter referred to as the "Title Insurer") dated November 23, 1993 for the Real Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the claims of tenants under the Leases; (b) general real estate taxes not yet due and payable; (c) matters shown on the "Survey" (hereinafter defined); and (d) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 9 through 25 inclusive, to the extent that same effect the Real Property. All the other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy in conformance with the previously delivered Title Commitment, subject only to Permitted Exceptions (the "Title Policy"). Seller and Purchaser shall each pay for fifty percent (50%) of the costs of the Title Commitment and Title Policy.

(b) Purchaser has received a survey of the Property prepared by Benchmark Surveying, Ltd. dated January 6, 1994 under job number 3457 (the "Survey"). Seller and Purchaser shall each pay for one-half of the costs of the Survey. Purchaser hereby acknowledges that all matters disclosed by the Survey are acceptable to Purchaser.

4. Payment of Closing Costs.

(a) In addition to the costs set forth in Paragraphs 3(a) and 3(b), Purchaser and Seller shall each pay for one-half of the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction.

5. Condition of Title.

(a) If, prior to Closing, a date-down to the Title Commitment discloses an Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equals or exceeds $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be ten (10) days after the date the Purchaser receives written notice of the cure of such unpermitted Exception. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within ten (10) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5(a), this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7(a).

(b) Seller agrees to convey fee simple title to the Property to Purchaser at Closing by special warranty deed ("Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6. Condemnation, Eminent Domain, Damage and Casualty.

Except as provided in Paragraph 7(a) below, Seller shall bear all risk of loss with respect to the Property up to the time of Closing. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $200,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until the first business day occurring ten (10) days after completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, including remitting (or crediting) to Purchaser the amount of any applicable insurance deductible. In the event the insurance proceeds are not adequate to pay for the repair and restoration Seller shall pay to Purchaser at Closing an amount equal to the difference between the amount necessary to pay for all such repairs and restorations and the amount of the insurance proceeds. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $200,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within ten (10) business days after Purchaser receives written notice of such fire or other casualty, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in Paragraph 7(a). In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, including remitting (or crediting) to Purchaser the amount of any applicable insurance deductible.

(b) If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:

(i) materially impair access to the Property;

(ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or

(iii) materially and adversely impairs the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

[A] terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease, except for Purchaser's obligations to indemnify Seller and restore the Property, as set forth more fully in Paragraph 7; or

[B] proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

Purchaser shall then notify Seller, within ten (10) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under subparagraph (a) or subparagraph (b) of this Paragraph 6(b). Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such ten (10) business day period, Purchaser shall be deemed to have elected to exercise its rights under subparagraph (b).

If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7. Indemnity and AS-IS Condition.

(a) Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys reasonably acceptable to Seller.

(b) Seller (or an affiliate of Seller) acquired title to the Property by foreclosure and, therefore, Seller can make no representations or warranties relating to the condition of the Property. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspections and investigations of the Property, and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of toxic waste or any hazardous material, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller, relating directly or indirectly to the existence of asbestos or hazardous materials or substances on, or environmental conditions of, the Property, whether known or unknown. As used herein, the term "hazardous materials or substances" means (i) hazardous wastes, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. section 9601. et seq.; the Clear Water Act ("CWA"), 33 U.S.C. section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.
section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulator or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and (E) asbestos.

(c) Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

(d) Seller has provided to Purchaser the following existing reports: (i) Preliminary Environmental Site Assessment, dated September 20, 1990, and (ii) Facilities Survey to Identify Asbestos Containing Materials, dated September 1, 1992 (together, the "Existing Reports"). Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Reports. Purchaser hereby releases Seller from any liability whatsoever with respect to the Existing Reports, or, including, without limitation, the matters set forth in the Existing Reports, the accuracy and/or completeness of the Existing Reports. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Reports.

8.Closing. The closing of this transaction (the "Closing") shall be on February 2, 1994 (the "Closing Date"), at the office of Title Agent, Denver, Colorado at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Agent, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Colorado, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Agent on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Agent and/or Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

9. Closing Documents.

(a) On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, a real property transfer declaration and such other documents as may be reasonably required by the Title Agent and/or Title Insurer in order to consummate the transaction as set forth in this Agreement.

(b) On the Closing Date, Seller shall deliver to Purchaser the following:

(i) the Deed (in the form of Exhibit F attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

(ii) a quit claim bill of sale conveying the Personal Property (in the form of Exhibit G attached hereto);

(iii) assignment and assumption of intangible property (in the form attached hereto as Exhibit H);

(iv) an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

(v) non-foreign affidavit (in the form of Exhibit J attached hereto);

(vi) original, and/or copies of, leases affecting the Property in Seller's possession;

(vii) all documents and instruments reasonably required by the Title Agent and/or Title Insurer to issue the Title Policy;

(viii) possession of the Property;

(ix) an executed closing statement;

(x) notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K);

(xi) an updated rent roll, dated no  more than ten (10) days prior to  Closing;
and

(xii) original, and/or copies of, all assigned Service Contracts all Permits, Warranties, Plans and copies of intangible property, if and to the extent same are in the possession of Seller.

10. Default by Purchaser. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER PURSUANT TO PARAGRAPH 7(a) HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7(a). NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12. Prorations.

(a)  Rents  (exclusive  of  delinquent rents,  but  including  prepaid  rents);
refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; operating expenses; real and personal property taxes (based upon 1993 taxes) prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items); operating expenses which are reimbursable by the tenants for the period prior to the Proration Date less any amount previously paid by the Tenants shall be credited to Seller; and other similar items shall be adjusted ratably as of 12:01 a.m. on February 1, 1994 (the "Proration Date"), and credited to the balance of the cash due at Closing. Seller shall pay all unpaid 1993 taxes and assessments concerning the Property at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph 12c below.

(b) In addition, Buyer will receive a credit at Closing in a sum equal to the then remaining amount of base rent abatement available to: (i) Centex Real Estate Corporation ("Centex"), pursuant to the Office Building Lease, dated April 28, 1993, by and between Seller, as landlord and Centex, as tenant, as amended by a First Amendment to Lease, dated May 24, 1993 (the "Centex Lease");
(ii) Ralph L. Walker, an individual; D/B/A Walker Commercial ("Walker") pursuant to the Office Building Lease, dated September 30, 1993, between Seller, as landlord and Walker, as tenant (the "Walker Lease"); and (iii) Peter Webb, an individual, D/B/A Peter Webb Public Relations, a sole proprietorship ("Webb"), pursuant to the Office Building Lease, dated October 5, 1993, between Seller, as landlord, and Webb, as tenant (the "Webb Lease"). If the Closing occurs on February 2, 1994, the parties acknowledge the credit shall be $91,593.60 for the Centex Lease, $3,820.55 for the Walker Lease and $3,638.68 for the Webb Lease.

(c) All sums paid following the Closing Date by any tenant of the Property who is indebted under a lease for any period prior to and including the Closing Date shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Any rents collected by Purchaser after Closing shall be first applied to the current month's rent due on the date of receipt or rent to become due within fourteen (14) days thereafter, then to delinquent rents for any period occurring from and after the Date of Closing and the remaining balance shall constitute a Post Closing Receipt, then to prior to the Date of Closing. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use reasonable efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder; provided, however, Purchaser shall not be required to bring any eviction or any other legal action against any tenant of the Property. Paragraph 12b of this Agreement shall survive the Closing and the delivery and recording of the deed.

13. Tenant Estoppel Certificates. Seller agrees to use reasonable efforts to obtain and deliver to Purchaser, on or before January 31, a tenant estoppel certificate for each and every Lease (other than System Integrators), substantially in the form of the tenant estoppel certificate attached hereto as Exhibit K, completed and executed by or on behalf of each tenant under said Lease. If: (a) Seller is unable, despite its reasonable efforts, to deliver to Purchaser tenant estoppel certificates from Intracorp and Centex on or before the Closing Date; and/or (b) the tenant estoppel certificates delivered to
Purchaser indicate a dispute with Seller in an aggregate amount in excess of twenty-five thousand dollars ($25,000.00), Purchaser shall have as its sole and exclusive remedy the right to terminate this Agreement as provided in this Paragraph 13. Tenant shall exercise its right to terminate this Agreement pursuant to this Paragraph 13, if at all, by delivering to Seller a written notice of Purchaser's election to terminate on or before 5:00 p.m, Chicago time February 1, 1994. If Purchaser fails to deliver such notice on or before 5:00 p.m. Chicago time, February 1, 1994, Purchaser shall be conclusively presumed to have waived its right to terminate this Agreement pursuant to this Paragraph
13. If this Agreement is terminated by Purchaser in accordance wit this Paragraph 13, the Earnest Money Deposit and the interest accrued thereon shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the Closing of this transaction shall cease, except for Purchaser's obligations to indemnify Seller and restore the Property as set forth more fully in Paragraph 7(a).

14. Recording. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10.

15. Assignment. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10. Notwithstanding the foregoing provisions of this Paragraph 15 to the contrary, provided Purchaser shall remain liable for all obligations and covenants under this Agreement, the Purchaser shall be permitted to assign all of its right, title and interest in this Agreement to a corporation, limited liability company or limited partnership provided that Donald E. Beauregard and Thomas N. Morrill are (i) officers and directors of such corporation if the assignee is a corporation,
(ii) members and managers of such limited liability company if the assignee is a limited liability company, or (iii) officers and directors of the corporate general partner of such limited partnership if the assignee is a limited partnership. Purchaser agrees to provide Seller with prompt written notice of any permitted assignment of its interest in the Agreement.

16. Broker. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to CB Commercial Real Estate Group (to be paid by Seller). Seller's commission to CB Commercial Real Estate Group shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser shall indemnify, defend and hold Seller and Affiliates of Seller harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to CB Commercial Real Estate Group. Purchaser shall undertake its obligations set forth in the preceding sentence using attorneys reasonably acceptable to Seller. Seller shall indemnify, defend and hold Purchaser harmless from any claim whatsoever (including without limitation, reasonable attorneys' fees, court costs and costs of appeal) from anyone claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller shall undertake its obligations set forth in the preceding sentence using attorneys reasonably acceptable to Purchaser. The provisions of this Paragraph 16 will survive the Closing and delivery of the Deed.

17. Seller's Representations and Warranties.

(a) Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Phillip Schechter (hereinafter collectively referred to as the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

(b) Subject to the limitations set forth in Paragraph (a) of this Paragraph 17, Seller hereby makes the following representations and warranties, which representations and warranties are made to the best of Seller's knowledge:

(i) Seller has no knowledge of any material pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property;

(ii) Seller has the power to execute this Agreement and consummate the transactions contemplated herein;

(iii) the rent roll which Seller has submitted to the Purchaser and updated as of the Closing Date are accurate;

(iv) Seller has not received written notice prior to the date hereof from any governmental authority of any violation of any zoning, building, fire or health code or law applicable to the Property or any portion thereof, that has not heretofore been corrected; and

(v) the Service Contracts constitute all of the material contracts made by or on behalf of Seller which affect the Property as of the date hereof with the exception of the Leases, the Permitted Exceptions and the existing property management agreement between Seller and Allegiance Realty, Inc. which is to be terminated effective upon Closing; and

(c) Representations and warranties made herein shall survive the Closing and delivery of the Deed; provided, however, that any claim for a breach of a representation or warranty hereunder shall be conclusively presumed to have been waived by Purchaser and Purchaser shall have no right to bring any claims unless written notice thereof specifically detailing the nature of the breach is given to Seller within sixty (60) days from and after the Closing Date.

18. Limitation of Liability. None of Seller's beneficiaries, shareholders, partners, officers, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

19. Time of Essence.  Time is of the essence of this Agreement.

20. Notices. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or made by United States registered or certified mail addressed as follows:

To Seller:

c/o The Balcor Company
4849 West Golf Road
Skokie, Illinois  60077
Attention:  Ilona Adams

with copies to:

The Balcor Company
4849 West Golf Road
Skokie, Illinois 60077
Attention:  Alan Lieberman
(708) 677-2900
(708) 982-4027 (FAX)

and to:
Katten Muchin & Zavis
525 West Monroe Street
Suite 1600
Chicago, Illinois  60661-3693
Attention:  Daniel J. Perlman, Esq.
(312) 902-5532
(312) 902-1061 (FAX)

To Purchaser:

HMB Partners, Inc.
6300 South Syracuse Way, Suite 355
Englewood, Colorado  80111
Attention: Thomas N. Morrill
(303) 771-0084
(303) 771-0085 (FAX)

and one copy to:

Robinson, Waters, O'Dorisio & Rapson
1099 10th Street
Suite 2600
Denver, CO  80202
Attention: John W. O'Dorisio, Jr., Esq.
(303) 297-2600
(303) 297-2750 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

21. Execution of  Agreement and Escrow Agreement.  Purchaser will execute three
(3) copies of this Agreement and four (4) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

(a) Earnest Money;

(b) One (1) fully executed copy of this Agreement; and

(c) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

22. Governing Law. The provisions of this Agreement shall be governed by the laws of the State of Colorado, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

23. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

24. Counterparts.   This Agreement  may be executed  in multiple  counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

25. Captions.   Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

26. Miscellaneous.

(a) License Disclosure. Purchaser hereby discloses and Seller hereby acknowledges that certain shareholders, officers, directors and affiliates of the Purchaser are licensed salespersons and/or brokers within the State of Colorado;

(b) Form 1099 S. For the purpose of complying with Internal Revenue Service reporting requirements for this transaction, the Title Agent shall be obligated to prepare and file the 1099-S form (and any necessary supporting documentation) and Seller and Purchaser shall cooperate with any requests from the Title Agent in connection therewith.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the 20th day of January, 1994.


PURCHASER:

HMB PARTNERS, INC., a Colorado corporation

By:  /s/ Thomas N. Morrill
    Thomas N. Morrill, President



SELLER:

COSTILLA AVENUE LIMITED
PARTNERSHIP an Illinois limited
partnership
BY: Republic Partners, Inc., an Illinois corporation

By:    /s/ Phillip Schechter
   Its:  /s/ Authorized Agent




  Sherman Miller of CB Commercial Real Estate Group ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated as of July 1, 1993, as amended, between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release stating that no other fees or commissions are due to it from Seller or Purchaser.
CB COMMERCIAL REAL ESTATE GROUP,
By:  /s/ Sherman Miller

                                LIST OF EXHIBITS


EXHIBIT A    Legal

EXHIBIT B    Personal Property

EXHIBIT C    Service Contracts

EXHIBIT D    Escrow Agreement

EXHIBIT E    Title Commitment

EXHIBIT F    Deed

EXHIBIT G    Bill of Sale

EXHIBIT H    Assignment and Assumption of Intangible Property

EXHIBIT I    Assignment and Assumption of Leases and Security
             Deposits Affidavit

EXHIBIT J    Non-Foreign

EXHIBIT K    Notice to Tenants

EXHIBIT L    Tenant Estoppel